UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 17, 2014

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES
CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Martin Schroeter’s second quarter earnings presentation to investors on July 17, 2014, as well as certain comments Mr. Schroeter made at the conclusion of the presentation, edited for clarity.  Certain reconciliation and other information (“Non-GAAP Supplemental Materials”) for this presentation was included in Attachment II to the Form 8-K that IBM submitted on July 17, 2014, which included IBM’s press release dated July 17, 2014.  All of the information in Attachment I is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 18, 2014

	By:	/s/ James J. Kavanaugh

James J. Kavanaugh
Vice President and Controller

3

ATTACHMENT I

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here with Martin Schroeter, IBM’s Senior Vice President and CFO, Finance and Enterprise Transformation.  I want to welcome you to our second quarter earnings presentation.

The prepared remarks will be available in roughly an hour, and a replay of the webcast will be posted by this time tomorrow.

I’ll remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Our presentation also includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end of the presentation, and in the Form 8-K submitted to the SEC.

Now, I’ll turn the call over to Martin Schroeter.

2Q 2014 Overview

Thank you for joining us today.

Our second quarter and first half results reflect the stability of our overall business model, as we transform the company.   Looking at the dynamics of our portfolio,  we’re continuing to drive double-digit growth in the parts of our business that address the emerging trends in enterprise IT.  We had stability in our core franchises, where we continue to drive innovation.  We are dealing with secular shifts in parts of our hardware business and as we shift to higher value, we have the impact of a divested business.

Overall our year-to-year revenue performance improved from last quarter at actual rates, and was fairly consistent at constant currency.  We expanded margins, and we grew earnings per share.  The profit dynamics also reflect the actions we’ve taken to transform our business.  I’ll get into that shortly.

In the first quarter, you’ll remember that we announced a number of initiatives that support the shift to our strategic areas of data, cloud, and systems of engagement.  These included the launch of Bluemix, which is our cloud platform-as-a service for the enterprise, it included a $1.2 billion investment to globally expand SoftLayer cloud hubs, and it included a $1 billion investment to bring Watson’s cognitive capabilities to the enterprise.  In the second quarter, we made progress to implement these initiatives, including in June, Bluemix became generally available, we opened new SoftLayer data centers, we started to ship POWER8, and expanded the OpenPOWER consortium, and we completed substantially all of the divestiture of our customer care business.

More recently, we announced additional actions to continue our shift to higher value. You saw last week that we are investing $3 billion over the next 5 years in research and early stage development to create the next generation of chip technologies.  Those will fuel the systems required for cloud, big data and cognitive systems.

And just a couple of days ago IBM and Apple announced a strategic global partnership to provide a new level of business value from mobility, for enterprise clients.

The underlying theme of all of this, from the expansion of our cloud platforms and capacity, to the OpenPOWER consortium, to the partnership with Apple for enterprise mobility, to next generation chip technologies, is that we’re leveraging our unique strengths in innovation, and enterprise capabilities to maintain our differentiation in the emerging areas of enterprise IT.

While some of these actions impact our results in the short term, they better position our business for the long term.

Key Financial Metrics – 2Q 2014

For the quarter, we delivered revenue of $24.4 billion and Operating earnings per share of $4.32.  Our revenue was down 2 percent or down 1 percent at constant currency adjusting for the customer care divestiture.

We improved gross margin by 10 basis points, the 22nd consecutive quarter of operating gross margin expansion.

Our Pre tax and Net margins are up significantly.  Last year’s profit base was lower, due to a workforce rebalancing charge of about a billion dollars.  We took a charge of a similar size in the first quarter of 2014 and so on a 6-month basis the charges are fairly neutral to profit growth.

On the bottom line, we reported Operating earnings per share of $4.32 in the second quarter,  which is up 34 percent, and we generated $3 billion of free cash flow, which is up $300 million over last year.

Key Financial Metrics – 1H 2014

Let me spend a minute on the first half performance.

The revenue performance for the half is very similar to the second quarter.  Through 6 months, we had double-digit revenue growth in strategic initiatives, stable performance in our core franchises, and the impact of some secular trends in parts of hardware, and from the divested business.

Looking at profit, we expanded gross margin 50 basis points, pre-tax margin by 70 basis points, and net margin by 50 basis points, all while shifting investment to key areas. Operating earnings per share for the first half were up 9 1/2 percent.

We generated free cash flow of $3.6 billion, which is down $800 million, though up $400 million without the higher level of cash taxes we paid in the first half.

Revenue by Geography

So now I’ll get into the details of the quarter, starting with revenue by geography, on a constant currency basis.  Americas’ revenue was up 1 percent year to year, a 3 point sequential improvement from the first quarter rate.  From a regional perspective, the US rate also improved 3 points, and we had another great quarter in our Latin America region.  The improvement in the Americas was driven by the strong System z mainframe performance.

EMEA declined this quarter.  Within Western Europe, we had continued growth in Germany and  Italy, though UK and France were down.  Eastern Europe also declined.

Our performance in Asia Pacific was pretty consistent with last quarter.  We had another good quarter in Japan, our seventh consecutive quarter of revenue growth in the country.  Asia Pacific outside of Japan declined at a double-digit rate.

In total, major markets were down 1 percent, while growth markets were down 4 percent.  Within the growth markets, the BRICs were up 1 percent, which is a 7 point sequential improvement from the first quarter rate.  The improvement was driven by Brazil, India, and China, each up between 9 and 10 points sequentially.  Brazil grew over 20 percent year to year, driven by large deals in the financial sector and India returned to growth. Our revenue in China was down 11 percent, effectively halving the rate of decline from the last couple of quarters.  So this is a change in trajectory in China, but we haven’t yet seen improvement in the other Asia Pacific countries. Put it all together, and we had modest sequential improvement in our growth markets performance.

Revenue and Gross Profit Margin by Segment

Turning to the segment perspective, our Services revenue was up 1 percent, adjusting for the sale of the customer care business. Global Technology Services performance at constant currency was similar to last quarter, with growth in cloud, and a ramp in the large outsourcing contracts we signed last year.   Global Business Services once again had very strong growth in the practices that address the digital front office, however performance in the globally integrated enterprise offerings lagged.

In software, middleware was up 3 percent, while operating systems were down, resulting in modest reported growth for total software. We’re continuing to drive strong results in strategic areas like mobile and security, as well as in some of our core franchises like our app servers, and distributed databases.

While still down, our hardware year-to-year revenue performance improved significantly from the first quarter rate, driven by our System z mainframe, System x, and Storage.

Looking at the gross profit, in total, our operating gross margin improved modestly.  The increase was driven by margin improvement in Global Technology Services  and an improving mix.  This was mitigated by margin declines in Global Business Services, and in Systems and Technology.

When you look at gross profit dollars, the year-to-year decline was driven entirely by our Systems and Technology business.  Aside from STG, our gross profit is flat,  even after a $70 million impact from the divested customer care business and while we transition to some of the emerging areas, where the profit and margins will benefit from scale.

Expense Summary

Our Total Operating Expense and Other Income was better by 14 percent year to year.  Acquisitions over the last 12 months drove 2 points of expense growth.  And for the last 3 years, acquisitions have contributed between 1 and 3 points of expense growth each quarter.  Currency drove one point of expense growth.   So, base expense, which is total expense less the impact of acquisitions and currency,  was down 17 points.

There is one large item that is impacting the year-to-year expense dynamics.  As I mentioned earlier in the call, we had a billion-dollar workforce rebalancing charge in the second quarter of last year.  This impacted the base performance by 12 points, so without the impact of that item, our base expense would have been better 5 points year to year.  This is a better indication of the productivity in the base.

The other item I’ll mention is the gain of over $100 million from the sale of our customer care business, associated with the country closings we completed in the second quarter.  This is in Other Income and Expense.  Keep in mind the divested business removed about $70 million of gross profit.

Within our base expense, we’re also continuing to shift our spending to drive our strategic imperatives and differentiated offerings.  The substantial investments we’re making in cloud which includes Bluemix, in Watson, and in chip innovation are examples of this.

Now let’s turn to the segments, and we’ll start with Services.

Services Segments

This quarter, the Services businesses generated $14 billion in revenue, which was down 1 percent at constant currency.  This is where we see the impact of the customer care divestiture in the year-to-year results, so adjusting for that divestiture, total services revenue was up 1 percent year to year.  Services pre-tax profit was up 26 percent, and margin improved over 4 points.  I’ll discuss the profit drivers within the brand details.

Total backlog was $136 billion.  We reduced backlog by nearly $4 billion when we divested the customer care business in January.  Adjusted for the divested business, total backlog was down 1 percent at spot rates.

Global Technology Services revenue was $9.4 billion, down 1 percent as reported, but up 2 percent at constant currency adjusted for the divestiture.  SoftLayer contributed about one point to GTS revenue growth in the quarter.  We’re expanding our footprint, and in the second quarter we opened a cloud data center in Hong Kong, and followed that with London earlier this week.  We’ll continue to roll out additional capacity in the third and fourth quarters.  GTS Outsourcing, one of our core franchises, continued to improve, with revenue growth of 2 percent at constant currency adjusted for the divestiture.  Revenue growth was driven by the substantial new contracts we brought on in 2013.  And we expanded gross margin.

GTS pre-tax profit was up significantly in the quarter.  The profit performance was driven by several key factors:  First, we are continuing to make investments in key growth areas such as mobility, security, and cloud.  These investments result in a differentiated set of capabilities that complement our clients’ systems of record,  and are a good example of how we continue to evolve our core franchises.  Second, profit reflects the gain from the completion of several country closings in the customer care divestiture, partially offset by the profit lost from the divested business.  Finally, we have the benefit from the past rebalancing actions.  The year-to-year growth also reflects the absence of workforce rebalancing charges compared to last year.

Turning to Global Business services, revenue of $4.5 billion was down 2 percent.  Consulting & Systems Integration grew 1 percent, and was flat at constant currency.  We had strong double-digit growth in our practices that address the digital front office, particularly in cloud, analytics, and mobile.  This was offset by declines in our traditional packaged application implementations.  As our Digital Front Office offerings become a larger part of the portfolio, they will contribute more meaningfully to top-line performance.

Two days ago we announced a strategic partnership with Apple to deliver a new class of “enterprise ready” MobileFirst business applications for iOS.  With this partnership, IBM’s consultants and other client-facing specialists will help expand mobile device productivity, enabling Big Data and analytics at the point of contact.

Application Outsourcing was down 9 percent in line with last quarter’s results.  Our performance continues to reflect pricing pressure and client contract renegotiations, as well as a reduction in elective projects.

GBS pre-tax profit grew 34 percent year to year, and reflects both year-to-year benefit in workforce rebalancing charges, and the impact of lower revenue on a relatively fixed cost base.

Software Segment

Software revenue of $6.5 billion was up 1 percent, and flat at constant currency.  Middleware grew 3 percent, and within that branded middleware was flat at constant currency on a tough compare from last year.  We had good growth in several of our strategic areas, cloud, big data and analytics, mobile and security.  Across our software brands, Software-as-a-Service offerings are growing very quickly.  This quarter our SaaS offerings grew by nearly 40 percent.

Looking at our results by brand, WebSphere had another good quarter, up 5 percent at constant currency, led by app server, commerce and mobile solutions.  Both on-premise and SaaS offerings contributed to WebSphere growth, with the majority of WebSphere growth coming from on-premise solutions. Our Application Server business delivered strong growth, with an increase in demand for on-premise software that was driven by mobile and analytics workloads.  We continue to have strong growth in MobileFirst, leveraging over 5000 mobile experts, and our expanding capabilities.

Supporting our partnership with Apple, our Software Group will develop unique enterprise cloud services native for iOS, to deliver the full enterprise-class mobile experience from analytics, to cloud storage and data security.

Information Management software was down 2 percent at constant currency. Once again, relational database grew, though some product areas in the brand faced tough compares.

Tivoli revenue was up 3 percent at constant currency, driven by Security software.  This is the eleventh consecutive quarter of growth in security software, with most of those quarters up double-digits.  That’s also every quarter since we acquired Q1Labs, and built our security division around that acquisition, supplemented by additional analytics capabilities.

Workforce Solutions declined 8 percent at constant currency, as we transition from on-premise Notes, to our SaaS offerings.

Across software, we are transitioning our portfolio to capture growth areas, and we continue to drive innovation in our core franchises.  We are growing and building capabilities in emerging areas like Software-as-a-Service, mobile and security, and also in more traditional areas such as application server and relational database, as new growth areas drive the need for on-premise capabilities. This quarter we faced a difficult compare, and we expect our revenue growth to accelerate in the second half.

Systems & Technology Segment

Systems and Technology revenue of $3.3 billion was down 11 percent.  This is a significant improvement in the year-to-year performance compared to last quarter.  The improvement was driven by System z, as well as sequential improvements in System x and Storage.  This, together with actions to align our structure to the demand profile, resulted in progress in stabilizing our profit.

Looking at our results by brand, System z revenue was down 1 percent on flat MIPS, which is significant performance in the seventh quarter following the product announcement.  In the quarter, we had large deals in the financial sector in China, the United States and Brazil.  When you compare this cycle to date versus the prior cycle, we have shipped 25 percent more MIPS and the STG revenue and gross profit are each about 98 percent of the previous cycle, net of currency.  The System z platform is one of our core franchises, benefitting from IT trends.  The value proposition for z becomes stronger as the scale of data and transactions grow, as well as the need for security of that data and those transactions.

Power revenue declined 28 percent.  The year-to-year performance reflects fundamental changes in the business and, as we have talked about in past calls, we have taken actions to align our structure to the demand profile, while investing to address where we see opportunity in the future.

First, we launched entry-level, or scale-out POWER8 in June, and had a good start compared to previous cycles.  Keep in mind that entry-level is a small portion of the Power business.  POWER8 will be introduced into the mid-range and high-end segments over the remainder of the year. And second, we expanded our OpenPOWER consortium, doubling the number of alliance members in the second quarter.  At the end of June we had 36 members across 10 countries including 9 in China, so, globally diverse.  The membership is across the stack, from chip designers, to hardware component OEMs, to system vendors, to middleware and software providers.  With this alliance, members have access to high end technology, as the Power architecture is available for open development and to integrate new designs into their hardware platforms.  For example, alliance members can design and control their own encryption.

Our System x revenue was down 3 percent, which is an improvement from last quarter when revenue was down 18 percent.  As you know we are in the process of divesting this business to Lenovo, and are awaiting regulatory approvals.

Storage hardware revenue was down 12 percent, a sequential improvement from the rate in the prior quarter.  We saw strong growth in our Flash Systems, as we doubled our revenue over last year, and in our Storwize portfolio, which was up double digits.  However, this was more than offset by weakness in high-end disk, and the continued wind-down of our OEM business.  We had number of launches this quarter, including the V7000 update to our Storwize portfolio, and Flash-enabled DS8K.

As we discussed over the last couple of earnings calls, our focus for STG in 2014 is to stabilize the profit base, and after the first half we are on track.  Within that envelope, we will continue to make investments in this business to remain a leader in high-performance, high-end systems.  Our announcement last week to invest $3 billion over the next five years to tackle the challenges of the “post-silicon” era, demonstrates our commitment to innovation, and to leading in the new era of enterprise IT.

Cash Flow Analysis

Moving on to cash flow in the quarter, we generated $3 billion of free cash flow, which was up $300 million, year to year.  Through the first half, our free cash flow of $3.6 billion was down $800 million, year to year.  This performance was impacted by the significant increase in cash taxes in 2014, which I talked about earlier this year.  Without the impact of cash tax payments, our free cash flow was up $400 million, year to year.

Looking at the uses of our cash in the first half, we spent $600 million on acquisitions, including Silverpop and Cognea in the second quarter.

We returned $13.9 billion to shareholders.  Of that, $11.8 billion was in gross share repurchases, and at the end of June we had $3.1 billion remaining in our buyback authorization. In June we reached a milestone.  We finished the month with fewer than 1 billion shares outstanding. Let me put this in perspective.  We started our share repurchase program in 1995 when we had more than 2 billion shares outstanding.  So we have reduced our share count by more than 50 percent, and the average price we’ve paid from the start in 1995 through June 30 of this year is less than $100 per share.  We took our dividend up 16 percent in April, and through June we paid out $2.1 billion this year. This is the nineteenth consecutive year that we raised our dividend, and the eleventh year in a row of double-digit increases.

With our cash flow performance in the first half, we are on track to generate $16 billion of free cash flow for the year.

Balance Sheet Summary

Turning to the balance sheet, we ended the quarter with a cash balance of $9.7 billion.  Total debt was $46½ billion, which includes over $29 billion to support our financing business.  The leverage in our financing business remains at seven to one.  Our non-financing debt was $17.1 billion and our non-financing debt-to-cap was 56 percent.  As I mentioned last quarter, given the skew of free cash flow, we expect our debt-to-cap to be in the 50s through the third quarter, and roughly flat year to year at the end of the year.  We continue to have the financial flexibility to support our business over the long term, as we transition to the new areas of enterprise IT.

1H 2014 Summary

So now let me wrap up with a discussion of the first half results and put it in the context of what we discussed at our investor day in May.

We have a set of offerings that address the strategic areas of data, cloud, and the way our clients are engaging.  We said that the model was to deliver double-digit revenue growth for these areas, with high software content.  Our first half results were consistent with that part of the model. Our business analytics revenue was up 7 percent on a large base, and cloud revenue was up over 50 percent, with our “as a service” business doubling once again.  Our security revenue was up over 20 percent, and we more than doubled our revenue in mobile.  Together, the revenue in our strategic imperatives was up double-digits, and about half of the content was in software.

At the same time, in May we discussed our core franchises, where we continue to innovate.  These include our longer term services business, our recurring software business, and mainframe business with our large capacity clients.  The model is a stable revenue base and we are on track here too.

Finally, we have transactional businesses that are shifting to higher value.  We’re continuing to evolve the portfolio, investing in capabilities in some areas, while divesting businesses that don’t support our shift to high value.  In the first half we completed the sale of our customer care business, and announced the sale of our industry standard server business to Lenovo.  These impact our top line performance, but are clearly the right moves for us for the long term.

We continue to drive these shifts.  Let me summarize what we’ve gotten done in the first half of this year.  We took Bluemix live, are adding new SoftLayer cloud hubs, and we are ramping our investment to commercialize Watson.  We’ve introduced POWER8 for big data and cloud at the entry level and are expanding OpenPOWER consortium.  And we have committed $3 billion spend to drive chip innovation, while launching an important new partnership with Apple to extend IBM’s position in the enterprise mobile space.

When you pull all of this together, for the half, revenue was relatively flat at constant currency, adjusting for the divestiture, pre-tax margin expanded by 70 basis points and net margin by 50 basis points, and Operating earnings per share were up 9 1/2 percent.

As we look to the full year of 2014, we expect to deliver at least $18 of operating earnings per share.  And we still expect to deliver at least $20 of Operating earnings per share in 2015.  These are points along the way to delivering performance, and shareholder value, over the long term.

Now Patricia and I will take your questions.

Closing

Thank you, Martin.  Before we begin the Q&A I’d like to mention a couple of items. First, we have supplemental charts at the end of the slide deck that provide additional information and second, I’d ask you to refrain from multi-part questions.

Christine, please open it up for questions.

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Comments made by Mr. Schroeter at the conclusion of the presentation, edited for clarity:

In the second half, we see our software revenue growth accelerating to mid single digits, and we see our services profit growth of mid single digit driven by productivity in the base.  And then on STG, we see that profit stabilization still.

So, when I think about the second half and how that plays out, as we said 90 days ago, I think EPS growth will be a little bit faster in the fourth than in the third, so double-digit fourth quarter EPS growth and single-digit third quarter EPS growth.  And bear in mind that single-digit EPS growth even in the third quarter, because of seasonality, translates to no more absolute EPS than what we got in the second quarter.

So, we still see that same mix skewed toward the fourth quarter when we have the benefit of very strong software performance, when the productivity hits and helps our margins in services, and we get that transactional benefit from STG.